EXHIBIT 99.1

Hanmi Reports First Quarter 2019 Results

2019 First Quarter Highlights:

  Net income of $14.7 million, or $0.48 per diluted share, up 28.9% from the prior quarter and down 1.2% year-over-year.
  Loans and leases receivable stood at $4.58 billion at the end of the first quarter, compared with $4.60 billion at the end of the prior quarter, and up 3.7% from $4.41 billion at the end of the first quarter of 2018.
  Deposits reached $4.82 billion, up 6.0% in the first quarter on an annualized basis and up 10.1% year-over-year driven by growth in time deposits; Loan-to-deposit ratio declined to 94.9% from 96.9% in the prior quarter.
  Net charge-offs declined to $0.2 million, or two basis points for the first quarter; allowance to loans and leases at 0.72%.
  Net interest income was $44.9 million, compared with $45.6 million for the previous quarter; first quarter loan prepayment penalties were $0.7 million compared with $0.4 million for the fourth quarter; fourth quarter also included a special FHLB dividend of $0.2 million.
  Net interest margin of 3.52% compared with 3.51% in the prior quarter; Net interest margin after adjusting for loan prepayment penalties and the special FHLB dividend was 3.46% for the first quarter and prior quarter.
  Noninterest income was $6.3 million, consistent with the previous quarter; the first quarter included gains on sales of SBA loans of $0.9 million and gains on sales of securities of $0.7 million.
  Noninterest expense was $29.1 million compared with $29.3 million for the fourth quarter; the first quarter included branch consolidation and staff reduction expenses of $0.3 million.
  Return on average assets was 1.09% and return on average equity was 10.62% compared with 0.83% and 7.92%, respectively, for the prior quarter.
  On April 3rd, the Board of Directors appointed Bonnie I. Lee as a director of Hanmi and the Bank and as President and Chief Executive Officer effective May 3, 2019.

LOS ANGELES, April 23, 2019 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2019 first quarter of $14.7 million, or $0.48 per diluted share, compared with $11.4 million, or $0.37 per diluted share for the 2018 fourth quarter and $14.9 million, or $0.46 per diluted share for the 2018 first quarter.

C. G. Kum, Chief Executive Officer, said, “Hanmi’s first quarter financial performance highlights the continued execution of our strategy to grow loans in a prudent manner, protect net interest margin and to improve the Bank’s cost structure. During the first quarter, which is typically the seasonally slowest quarter for loan production, new origination volume nearly offset normal loan run-off while net interest margin remained stable. Based on our current loan and lease pipeline, we remain confident in our ability to grow loans in the range of 5% to 7% for the full year. Deposit gathering activities in the quarter were also successful as total deposits expanded 6% on an annualized basis due to growth in time and noninterest-bearing demand deposits. In addition, we made progress in executing our previously announced branch consolidation initiative with the closure of four branches in the first quarter.”

Mr. Kum concluded, “I am very pleased with the Board’s decision to appoint Bonnie Lee as CEO upon my retirement next month. While serving as our Chief Operating Officer for the past six years, she has developed deep relationships with Hanmi’s customers and employees, while establishing herself as a respected leader in our industry. Given her institutional knowledge of the Bank, excellent track record of success and strong leadership abilities, I am confident this will be a smooth transition as Bonnie assumes her new role as CEO.”

Quarterly Highlights
(In thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-19	Q1-19
	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18

Net income	$14,672	$11,385	$16,081	$15,548	$14,855	$3,287	$(183)
Net income per diluted common share	$0.48	$0.37	$0.50	$0.48	$0.46	$0.11	$0.02

Assets	$5,571,068	$5,502,219	$5,487,042	$5,415,202	$5,305,641	$68,849	$265,427
Loans and leases receivable	$4,575,620	$4,600,540	$4,582,883	$4,542,126	$4,413,557	$(24,920)	$162,063
Deposits	$4,820,175	$4,747,235	$4,614,422	$4,426,535	$4,378,101	$72,940	$442,074

Return on average assets	1.09%	0.83%	1.17%	1.17%	1.16%	0.26	-0.07
Return on average stockholders' equity	10.62%	7.92%	10.91%	10.81%	10.65%	2.70	-0.03

Net interest margin (1)	3.52%	3.51%	3.48%	3.60%	3.70%	0.01	-0.18
Efficiency ratio (2)	56.83%	56.40%	56.28%	57.80%	58.36%	0.43	-1.53

Tangible common equity to tangible assets (3)	9.93%	9.84%	10.15%	10.35%	10.43%	0.09	-0.50
Tangible common equity per common share (3)	$17.89	$17.47	$17.31	$17.20	$16.98	$0.42	$0.91

(1)       Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.
(2)       Noninterest expense divided by net interest income plus noninterest income.
(3)       Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
First quarter 2019 net interest income decreased 1.7% to $44.9 million from $45.6 million in the 2018 fourth quarter principally due to two fewer days quarter-over-quarter. Interest and fees on loans and leases for the first quarter increased 0.7%, or $0.4 million, from the preceding quarter due to an increase in the average yield and an increase in loan prepayment fees. In addition, borrowing costs decreased $0.3 million in the first quarter as deposits increased and borrowings declined. However, this was partially offset by an increase in interest expense on deposits of 10.9%, or $1.5 million, from the preceding quarter due to a 3.4% increase in average interest-bearing deposits.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
Net Interest Income	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18

Interest and fees on loans and leases(1)	$58,334	$57,947	$56,361	$53,708	$51,574	0.7%	13.1%
Interest on securities	3,456	3,278	3,238	3,198	3,105	5.4%	11.3%
Dividends on FHLB stock	289	555	286	283	289	-47.9%	0.0%
Interest on deposits in other banks	335	179	151	133	114	87.2%	193.9%
Total interest and dividend income	$62,414	$61,959	$60,036	$57,322	$55,082	0.7%	13.3%

Interest on deposits	15,683	14,139	11,694	9,465	7,785	10.9%	101.5%
Interest on borrowings	71	420	1,264	1,015	679	-83.1%	-89.5%
Interest on subordinated debentures	1,772	1,754	1,749	1,728	1,694	1.0%	4.6%
Total interest expense	17,526	16,313	14,707	12,208	10,158	7.4%	72.5%
Net interest income	$44,888	$45,646	$45,329	$45,114	$44,924	-1.7%	-0.1%

(1)       Includes loans held for sale.

Net interest margin on a tax equivalent basis was 3.52% for the first quarter of 2019 compared with 3.51% for the fourth quarter of 2018, as higher average yields on loans and leases receivable primarily due to market interest rates and competition were offset by higher costs of deposits. Net interest margin adjusted for loan prepayment penalties and the special FHLB dividend was 3.46% for the first quarter and prior quarter.

The average earning asset yield (tax equivalent) was 4.89% for the first quarter of 2019 compared with 4.76% for the fourth quarter of 2018. The 13 basis point increase was due to the increase in average yields for loans and leases receivable.

The cost of interest-bearing liabilities was 1.98% for the first quarter of 2019 compared with 1.83% for the fourth quarter of 2018. The 15 basis point increase was primarily due to a 17 basis point increase in the average rate paid on interest-bearing deposits and a 3.4% increase in interest-bearing deposits.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
Average Earning Assets and Interest-bearing Liabilities	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18
Loans and leases receivable (1)	$4,533,120	$4,544,722	$4,551,284	$4,414,217	$4,310,964	-0.3%	5.2%
Securities	589,547	581,550	589,939	591,493	588,738	1.4%	0.1%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	53,022	34,301	30,368	28,831	32,401	54.6%	63.6%
Average interest-earning assets	$5,192,074	$5,176,958	$5,187,976	$5,050,926	$4,948,488	0.3%	4.9%

Demand: interest-bearing	$85,291	$89,971	$92,090	$92,552	$91,378	-5.2%	-6.7%
Money market and savings	1,526,710	1,510,428	1,377,739	1,412,118	1,478,795	1.1%	3.2%
Time deposits	1,852,562	1,751,429	1,687,827	1,553,692	1,440,382	5.8%	28.6%
Average interest-bearing deposits	3,464,563	3,351,828	3,157,656	3,058,362	3,010,555	3.4%	15.1%
Borrowings	10,611	65,217	240,054	214,066	179,000	-83.7%	-94.1%
Subordinated debentures	117,863	117,728	117,584	117,456	117,323	0.1%	0.5%
Average interest-bearing liabilities	$3,593,037	$3,534,773	$3,515,294	$3,389,884	$3,306,878	1.6%	8.7%

(1)       Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
Average Yields and Rates	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18
Loans and leases receivable(1)	5.22%	5.06%	4.91%	4.88%	4.85%	0.16	0.37
Securities (2)	2.44%	2.37%	2.31%	2.29%	2.24%	0.07	0.20
FHLB stock	7.15%	13.44%	6.93%	6.93%	7.15%	-6.29	0.00
Interest-bearing deposits in other banks	2.56%	2.07%	1.97%	1.85%	1.43%	0.49	1.13
Interest-earning assets	4.89%	4.76%	4.60%	4.57%	4.53%	0.13	0.36

Interest-bearing deposits	1.84%	1.67%	1.47%	1.24%	1.05%	0.17	0.79
Borrowings	2.71%	2.56%	2.09%	1.90%	1.54%	0.15	1.17
Subordinated debentures	6.01%	5.94%	5.92%	5.87%	5.77%	0.07	0.24
Interest-bearing liabilities	1.98%	1.83%	1.66%	1.44%	1.25%	0.15	0.73

Net interest margin (taxable equivalent basis)	3.52%	3.51%	3.48%	3.60%	3.70%	0.01	-0.18

Cost of deposits	1.35%	1.20%	1.04%	0.87%	0.73%	0.15	0.62

(1)       Includes loans held for sale.
(2)       Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the first quarter of 2019, the loan and lease loss provision was $1.1 million compared with $3.0 million for the preceding quarter. Net charge-offs declined to $0.2 million for the first quarter of 2019 from $2.7 million from the fourth quarter of 2018. The allowance to loans and leases rose to 0.72% at the end of the first quarter from 0.70% at year-end.

First quarter noninterest income decreased 0.7% to $6.3 million from the fourth quarter, primarily due to a $0.3 million decrease in service charges on deposit accounts and a $0.3 million decrease in servicing income. The decline in servicing income reflects a higher level of prepayments in the serviced assets. This was partially offset by a $0.7 million increase in gain on sales of securities. This increase was due to the sale of $69.2 million of tax-exempt municipal bonds in the first quarter, with the resulting proceeds invested in U.S. Treasury bills and U.S. Government agency mortgage-backed securities. Gains on sales of SBA loans were $0.9 million for the first quarter, down from $1.0 million for the preceding quarter reflecting higher trade premiums offset by lower volume. The volume of SBA loans sold for the first quarter 2019 and fourth quarter 2018 were $15.5 million and $17.9 million, respectively.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
Noninterest Income	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18
Service charges on deposit accounts	$2,358	$2,648	$2,513	$2,328	$2,511	-11.0%	-6.1%
Trade finance and other service charges and fees	1,124	1,167	1,128	1,149	1,173	-3.7%	-4.2%
Servicing income	357	630	673	421	662	-43.3%	-46.1%
Bank-owned life insurance income	280	288	285	256	277	-2.8%	1.1%
Other operating income	484	584	483	316	418	-17.1%	15.8%
Service charges, fees & other	4,603	5,317	5,082	4,470	5,041	-13.4%	-8.7%

Gain on sale of SBA loans	926	983	1,114	1,408	1,448	-5.8%	-36.0%
Net gain (loss) on sales of securities	725	-	19	67	(428)	0.0%	-269.4%
Total noninterest income	$6,254	$6,300	$6,215	$5,945	$6,061	-0.7%	3.2%

Noninterest expense for the first quarter decreased 0.8% to $29.1 million from $29.3 million for the prior quarter primarily due to a $0.4 million decrease in other operating expenses and a $0.6 million decrease in advertising and promotion, partially offset by a $0.5 million increase in other real estate owned expense and a $0.4 million increase in occupancy and equipment of which approximately $0.3 million was related to one-time expenses associated with the consolidation of four branches during the quarter. Despite the decrease in noninterest expense, as a result of the decrease in revenues (noninterest income and net interest income), the efficiency ratio increased slightly to 56.8% in the first quarter from 56.4% in the prior quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18
Noninterest Expense
Salaries and employee benefits	$15,738	$15,845	$17,436	$17,453	$18,702	-0.7%	-15.8%
Occupancy and equipment	4,521	4,105	3,685	4,082	4,072	10.1%	11.0%
Data processing	2,083	1,894	1,745	1,554	1,678	10.0%	24.1%
Professional fees	1,649	1,969	1,626	1,214	1,369	-16.3%	20.5%
Supplies and communication	844	797	805	693	708	5.9%	19.2%
Advertising and promotion	760	1,316	814	1,034	876	-42.2%	-13.2%
Merger and integration costs	-	-	466	380	-	0.0%	0.0%
Other operating expenses	3,389	3,751	2,872	2,854	2,273	-9.7%	49.1%
subtotal	28,984	29,677	29,449	29,264	29,678	-2.3%	-2.3%

Other real estate owned expense (income)	81	(378)	(441)	246	79	-121.4%	2.5%
Total noninterest expense	$29,065	$29,299	$29,008	$29,510	$29,757	-0.8%	-2.3%

Hanmi recorded a provision for income taxes of $6.3 million for the first quarter of 2019, representing an effective tax rate of 30.0% compared with $8.2 million, representing an effective tax rate of 41.9% for the fourth quarter of 2018.  First quarter income tax expense included a $0.4 million charge related to the settlement of the California 2008 and 2009 tax year audits with the Franchise Tax Board. Fourth quarter income tax expense included a net charge of $2.7 million, reflecting charges for a state deferred tax valuation allowance and the finalization of the re-measurement of deferred tax assets due to the change in the Federal corporate tax rate, offset by a benefit due to a lapse of the statute of limitations for certain unrecognized tax benefits.

Financial Position
Total assets were $5.57 billion at March 31, 2019, a 1.3% increase from $5.50 billion at December 31, 2018 from an increase in securities available for sale at fair value and the adoption of ASC 842, the new accounting standard for leases. On January 1, 2019, Hanmi adopted ASC 842 – Lease Accounting (ASU 2016-02) and recorded a Right-of-Use Asset (ROUA) on Leases and a Lease Liability of $40.9 million, respectively.  As of March 31, 2019, the ROUA on Leases was $39.3 million and the Lease Liability was $39.5 million. These amounts were included in ‘Prepaid expenses and other assets’ and ‘Accrual expenses and other liabilities,’ respectively.

Loans and leases receivable, before the allowance for loan and lease losses, were $4.58 billion at March 31, 2019, down 0.5% from $4.60 billion at December 31, 2018. The decrease in loans and leases from the prior quarter reflects the seasonality of loan production as well as Hanmi’s strategic decision to moderate loan growth, protect net interest margin and reduce expenses given the increasingly challenging banking environment. Loans held for sale, representing the guaranteed portion of SBA loans, were $7.1 million at March 31, 2019 compared with $9.4 million at the end of 2018.

Loans and leases receivable, before the allowance for loan and lease losses, increased 3.7% from $4.41 billion at March 31, 2018, primarily due to production.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18
Loan and Lease Portfolio
Commercial real estate loans	$3,230,526	$3,257,792	$3,275,382	$3,241,348	$3,122,745	-0.8%	3.5%
Residential real estate loans	483,830	500,563	516,968	539,861	545,053	-3.3%	-11.2%
Commercial and industrial loans	422,502	429,903	396,383	396,522	409,380	-1.7%	3.2%
Lease receivable	425,530	398,858	379,455	350,578	321,480	6.7%	32.4%
Consumer loans	13,232	13,424	14,695	13,817	14,899	-1.4%	-11.2%
Loans and leases receivable	4,575,620	4,600,540	4,582,883	4,542,126	4,413,557	-0.5%	3.7%
Loans held for sale	7,140	9,390	4,455	5,349	6,008	-24.0%	18.8%
Total loans and leases	$4,582,760	$4,609,930	$4,587,338	$4,547,475	$4,419,565	-0.6%	3.7%

For the first quarter of 2019, commercial real estate loans as a percentage of loans and leases receivable decreased to 70.6% compared with 70.8% for the same period last year.

Bonnie Lee, President and Chief Operating Officer, said, “While loan production is seasonally slowest in the first quarter, our performance is also indicative of being extremely selective in originating new credits with respect to pricing and underwriting.  Given the highly competitive environment, I am quite pleased with our stable net interest margin and continued strong credit quality. Overall, our production outlook remains positive and we continue to expect to generate 5% to 7% growth in attractively priced, high quality loans and leases for the full year.”

Commenting on her recent promotion, Ms. Lee concluded, “I am honored to serve on Hanmi’s Board of Directors and very grateful to the Board’s confidence in my abilities. C. G. Kum has been an excellent colleague, friend and mentor since I joined Hanmi in 2013. I look forward to serving as the Bank’s next CEO upon his retirement next month, and I wish him all the best in his well-deserved retirement.”

	For the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2019	2018	2018	2018	2018
New Loan & Lease Production
Commercial real estate loans	$46,531	$87,523	$112,748	$198,314	$136,633
Commercial and industrial loans	33,643	68,113	32,714	19,226	27,426
SBA loans	29,976	30,758	25,388	29,649	25,081
Lease receivable	69,577	59,023	64,284	60,308	54,952
Consumer loans	122	831	2,873	1,327	1,189
subtotal	179,849	246,248	238,007	308,824	245,281

Loan purchases	-	-	2,160	25,901	38,905
Payoffs, amortization & net line utilization	(188,203)	(206,606)	(177,799)	(186,234)	(154,268)
Loan sales	(15,459)	(18,210)	(19,751)	(19,185)	(19,187)
Charge-offs	(1,107)	(3,775)	(1,245)	(657)	(1,632)
Other real estate owned	-	-	(615)	(80)	-

Loans and leases-beginning balance	$4,600,540	$4,582,883	$4,542,126	$4,413,557	$4,304,458
Loans and leases-ending balance	$4,575,620	$4,600,540	$4,582,883	$4,542,126	$4,413,557

Deposits increased to $4.82 billion at the end of the 2019 first quarter from $4.75 billion at the end of the preceding quarter. Time deposits and noninterest-bearing demand deposits led this growth with increases of 4.1% and 2.5%, respectively. The loan-to-deposit ratio at March 31, 2019 decreased to 94.9% from 96.9% in the fourth quarter.

Deposits increased 10.1% from $4.38 billion in the first quarter last year, as time deposits and money market and savings deposits increased 28.1% and 5.1%, respectively, from a year ago.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18
Deposit Portfolio
Demand: noninterest-bearing	$1,316,114	$1,284,530	$1,313,777	$1,350,383	$1,352,162	2.5%	-2.7%
Demand: interest-bearing	85,946	87,582	90,586	105,825	93,591	-1.9%	-8.2%
Money market and savings	1,543,299	1,573,622	1,478,631	1,381,038	1,469,010	-1.9%	5.1%
Time deposits	1,874,816	1,801,501	1,731,428	1,589,289	1,463,338	4.1%	28.1%
Total deposits	$4,820,175	$4,747,235	$4,614,422	$4,426,535	$4,378,101	1.5%	10.1%

At March 31, 2019, stockholders’ equity was $564.3 million, compared with $552.6 million at December 31, 2018. Tangible common stockholders’ equity was $552.2 million, or 9.93% of tangible assets, compared with $540.4 million, or 9.84% of tangible assets at December 31, 2018. Tangible book value per share was $17.89, compared to $17.47 in the fourth quarter.

Hanmi continues to be well capitalized, with a preliminary Tier 1 risk-based capital ratio of 11.84% and a total risk-based capital ratio of 14.63% at March 31, 2019, versus 11.74% and 14.54%, respectively, at year-end 2018.

	As of					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	14.63%	14.54%	15.01%	15.17%	15.43%	0.09	-0.80
Tier 1 risk-based capital	11.84%	11.74%	12.21%	12.35%	12.52%	0.10	-0.68
Common equity tier 1 capital	11.43%	11.32%	11.79%	11.93%	12.09%	0.11	-0.66
Tier 1 leverage capital ratio	10.39%	10.18%	10.53%	10.83%	10.88%	0.21	-0.49
Hanmi Bank
Total risk-based capital	14.25%	14.19%	14.76%	14.86%	15.13%	0.06	-0.88
Tier 1 risk-based capital	13.53%	13.47%	14.05%	14.15%	14.39%	0.06	-0.86
Common equity tier 1 capital	13.53%	13.47%	14.05%	14.15%	14.39%	0.06	-0.86
Tier 1 leverage capital ratio	11.88%	11.67%	12.11%	12.42%	12.51%	0.21	-0.63

(1)       Preliminary ratios for March 31, 2019

Hanmi declared a cash dividend of $0.24 per common share on its common stock in the 2019 first quarter. The dividend was paid on February 28, 2019, to stockholders of record as of the close of business on January 30, 2019.

Asset Quality
Loans and leases 30 to 89 days past due and still accruing were 0.20% of loans and leases at the end of the first quarter of 2019, compared with 0.23% at the end of the fourth quarter.

Nonperforming loans and leases were $40.0 million at the end of the first quarter of 2019, or 0.88% of loans and leases compared with $15.5 million at the end of 2018, or 0.34% of the portfolio. The increase in nonaccrual loans and leases reflects the addition of a $25.0 million commercial loan relationship, primarily secured by business assets and to a lesser extent commercial real estate, which recently experienced an interruption to their business.  Hanmi has established a specific allowance of $3.0 million at March 31, 2019 for this relationship, is working closely with the borrower and expects to achieve a resolution as soon as possible.

Nonperforming assets were $40.7 million at the end of the first quarter of 2019, or 0.73% of assets, compared to $16.2 million, or 0.29% of assets, at the end of the prior quarter.

Gross charge-offs for the first quarter of 2019 were $1.1 million compared with $3.8 million for the preceding quarter. Recoveries of previously charged-off loans and leases for the first quarter of 2019 were $0.9 million compared with $1.0 million for the preceding quarter. As a result, there were net charge-offs of $0.2 million for the first quarter of 2019, compared to net charge-offs of $2.7 million for the preceding quarter. For the first quarter of 2019, net charge-offs were 0.02% of average loans and leases compared with net charge-offs of 0.24% for the preceding quarter.

The allowance for loan and lease losses was $32.9 million as of March 31, 2019, generating an allowance for loan and lease losses to loans and leases of 0.72% compared with 0.70% in the prior quarter.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-19	Q1-19
	2019	2018	2018	2018	2018	vs. Q4-18	vs. Q1-18
Asset Quality
Nonperforming assets:
Nonaccrual loans and leases	$40,041	$15,525	$18,283	$15,804	$15,345	$24,516	$24,696
Loans and leases 90 days or more past due and still accruing	-	4	-	-	17	(4)	(17)
Nonperforming loans and leases	40,041	15,529	18,283	15,804	15,362	24,512	24,679
Other real estate, net	622	663	877	280	1,660	(41)	(1,038)
Nonperforming assets	$40,663	$16,192	$19,160	$16,084	$17,022	$24,471	$23,641

Delinquent loan and leases:
Loans and leases, 30 to 89 days past due and still accruing	$9,242	$10,674	$6,901	$9,089	$7,270	$(1,432)	$1,972
Delinquent loans and leases to loans and leases	0.20%	0.23%	0.15%	0.20%	0.16%	-0.03	0.04

Allowance for loan and lease losses:
Balance at beginning of period	$31,974	$31,676	$31,818	$31,777	$31,043
Loan and lease loss provision	1,117	3,041	200	100	649
Net loan and lease charge-offs (recoveries)	195	2,743	342	59	(85)
Balance at end of period	$32,896	$31,974	$31,676	$31,818	$31,777

Asset quality ratios:
Nonperforming loans and leases to loans and leases	0.88%	0.34%	0.40%	0.35%	0.35%
Nonperforming assets to assets	0.73%	0.29%	0.35%	0.30%	0.32%
Net loan and lease charge-offs (recoveries) to average loans and leases (1)	0.02%	0.24%	0.03%	0.01%	-0.01%
Allowance for loan and lease losses to loans and leases	0.72%	0.70%	0.69%	0.70%	0.72%
Allowance for loan and lease losses to nonperforming loans and leases	82.16%	205.90%	173.25%	201.33%	206.85%

Allowance for off-balance sheet items:
Balance at beginning of period	$1,439	$1,357	$1,357	$1,323	$1,296
Provision (income) for off-balance sheet items	(338)	82	-	34	27
Balance at end of period	$1,101	$1,439	$1,357	$1,357	$1,323

(1)       Annualized

Conference Call
Management will host a conference call today, April 23, 2019 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan and lease losses; credit quality and the effect of credit quality on our provision for loan and lease losses and allowance for loan and lease losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Richard Pimentel
Senior Vice President & Corporate Finance Officer
213-427-3191

Lasse Glassen
Investor Relations / Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2019	2018	Change	2018	Change
Assets
Cash and due from banks	$169,830	$155,376	9.3%	$151,611	12.0%
Securities available for sale, at fair value	621,470	574,908	8.1%	570,351	9.0%
Loans held for sale, at the lower of cost or fair value	7,140	9,390	-24.0%	6,008	18.8%
Loans and leases receivable, net of allowance for loan and lease losses	4,542,724	4,568,566	-0.6%	4,381,780	3.7%
Accrued interest receivable	13,397	13,331	0.5%	12,751	5.1%
Premises and equipment, net	28,426	27,752	2.4%	26,465	7.4%
Customers' liability on acceptances	750	173	333.5%	870	-13.8%
Servicing assets	7,978	8,520	-6.4%	9,867	-19.1%
Goodwill and other intangible assets, net	12,105	12,182	-0.6%	12,454	-2.8%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	51,941	51,661	0.5%	50,831	2.2%
Prepaid expenses and other assets	98,922	63,975	54.6%	66,268	49.3%
Total assets	$5,571,068	$5,502,219	1.3%	$5,305,641	5.0%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,316,114	$1,284,530	2.5%	$1,352,162	-2.7%
Interest-bearing	3,504,061	3,462,705	1.2%	3,025,939	15.8%
Total deposits	4,820,175	4,747,235	1.5%	4,378,101	10.1%
Accrued interest payable	14,437	11,379	26.9%	5,931	143.4%
Bank's liability on acceptances	750	173	333.5%	870	-13.8%
Borrowings	-	55,000	-100.0%	220,000	-100.0%
Subordinated debentures	117,947	117,808	0.1%	117,400	0.5%
Accrued expenses and other liabilities	53,467	18,056	196.1%	19,061	180.5%
Total liabilities	5,006,776	4,949,651	1.2%	4,741,363	5.6%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	570,432	569,712	0.1%	567,081	0.6%
Accumulated other comprehensive (loss) income	(1,882)	(6,079)	-69.0%	(8,207)	-77.1%
Retained earnings	104,771	97,539	7.4%	77,691	34.9%
Less treasury stock	(109,062)	(108,637)	0.4%	(72,320)	50.8%
Total stockholders' equity	564,292	552,568	2.1%	564,278	0.0%
Total liabilities and stockholders' equity	$5,571,068	$5,502,219	1.3%	$5,305,641	5.0%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2019	2018	Change	2018	Change
Interest and dividend income:
Interest and fees on loans and leases	$58,334	$57,947	0.7%	$51,574	13.1%
Interest on securities	3,456	3,278	5.4%	3,105	11.3%
Dividends on FHLB stock	289	555	-47.9%	289	0.0%
Interest on deposits in other banks	335	179	87.2%	114	193.9%
Total interest and dividend income	62,414	61,959	0.7%	55,082	13.3%
Interest expense:
Interest on deposits	15,683	14,139	10.9%	7,785	101.5%
Interest on borrowings	71	420	-83.1%	679	-89.5%
Interest on subordinated debentures	1,772	1,754	1.0%	1,694	4.6%
Total interest expense	17,526	16,313	7.4%	10,158	72.5%
Net interest income before provision for loan and lease losses	44,888	45,646	-1.7%	44,924	-0.1%
Loan and lease loss provision	1,117	3,041	-63.3%	649	72.1%
Net interest income after provision for loan and lease losses	43,771	42,605	2.7%	44,275	-1.1%
Noninterest income:
Service charges on deposit accounts	2,358	2,648	-11.0%	2,511	-6.1%
Trade finance and other service charges and fees	1,124	1,167	-3.7%	1,173	-4.2%
Gain on sale of Small Business Administration ("SBA") loans	926	983	-5.8%	1,448	-36.0%
Servicing income	357	630	-43.3%	662	-46.1%
Bank-owned life insurance income	280	288	-2.8%	277	1.1%
Net gain (loss) on sales of securities	725	-	-	(428)	-269.4%
Other operating income	484	584	-17.1%	418	15.8%
Total noninterest income	6,254	6,300	-0.7%	6,061	3.2%
Noninterest expense:
Salaries and employee benefits	15,738	15,845	-0.7%	18,702	-15.8%
Occupancy and equipment	4,521	4,105	10.1%	4,072	11.0%
Data processing	2,083	1,894	10.0%	1,678	24.1%
Professional fees	1,649	1,969	-16.3%	1,369	20.5%
Supplies and communications	844	797	5.9%	708	19.2%
Advertising and promotion	760	1,316	-42.2%	876	-13.2%
Other real estate owned expense	81	(378)	-121.4%	79	2.5%
Other operating expenses	3,389	3,751	-9.7%	2,273	49.1%
Total noninterest expense	29,065	29,299	-0.8%	29,757	-2.3%
Income before provision for income taxes	20,960	19,607	6.9%	20,579	1.9%
Provision for income taxes	6,288	8,222	-23.5%	5,724	9.9%
Net income	$14,672	$11,385	28.9%	$14,855	-1.2%

Basic earnings per share:	$0.48	$0.37		$0.46
Diluted earnings per share:	$0.48	$0.37		$0.46

Weighted-average shares outstanding:
Basic	30,667,378	30,681,980		32,145,214
Diluted	30,720,772	30,757,398		32,301,095
Common shares outstanding	30,860,533	30,928,437		32,502,658

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,533,120	$58,334	5.22%	$4,544,722	$57,946	5.06%	$4,310,964	$51,574	4.85%
Securities (2)	589,547	3,597	2.44%	581,550	3,442	2.37%	588,738	3,296	2.24%
FHLB stock	16,385	289	7.15%	16,385	555	13.44%	16,385	289	7.15%
Interest-bearing deposits in other banks	53,022	335	2.56%	34,301	179	2.07%	32,401	114	1.43%
Total interest-earning assets	5,192,074	62,555	4.89%	5,176,958	62,122	4.76%	4,948,488	55,273	4.53%

Noninterest-earning assets:
Cash and due from banks	108,992			120,684			122,580
Allowance for loan and lease losses	(31,982)			(31,005)			(32,487)
Other assets	171,867			173,896			175,209

Total assets	$5,440,951			$5,440,533			$5,213,790

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$85,291	$29	0.14%	$89,971	$34	0.15%	$91,378	$18	0.08%
Money market and savings	1,526,710	5,677	1.51%	1,510,428	5,300	1.39%	1,478,795	3,326	0.91%
Time deposits	1,852,562	9,977	2.18%	1,751,429	8,805	1.99%	1,440,382	4,441	1.25%
Total interest-bearing deposits	3,464,563	15,683	1.84%	3,351,828	14,139	1.67%	3,010,555	7,785	1.05%
Borrowings	10,611	71	2.71%	65,217	420	2.56%	179,000	679	1.54%
Subordinated debentures	117,863	1,772	6.01%	117,728	1,754	5.94%	117,323	1,694	5.77%
Total interest-bearing liabilities	3,593,037	17,526	1.98%	3,534,773	16,313	1.83%	3,306,878	10,158	1.25%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,251,659			1,305,860			1,307,072
Other liabilities	36,218			29,462			33,973
Stockholders' equity	560,037			570,438			565,867

Total liabilities and stockholders' equity	$5,440,951			$5,440,533			$5,213,790

Net interest income (tax equivalent basis)		$45,029			$45,809			$45,115

Cost of deposits			1.35%			1.20%			0.73%
Net interest spread (taxable equivalent basis)			2.91%			2.93%			3.28%
Net interest margin (taxable equivalent basis)			3.52%			3.51%			3.70%

(1)       Includes loans held for sale
(2)       Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio
(Unaudited)
(In thousands, except share, per share data and ratios)

	March 31,	December 31,	September 30,	June 30,	March 31,
Hanmi Financial Corporation	2019	2018	2018	2018	2018
Assets	$5,571,068	$5,502,219	$5,487,042	$5,415,202	$5,305,641
Less goodwill and other intangible assets	(12,105)	(12,182)	(12,273)	(12,363)	(12,454)
Tangible assets	$5,558,963	$5,490,037	$5,474,769	$5,402,839	$5,293,187

Stockholders' equity	$564,292	$552,568	$567,748	$571,707	$564,278
Less goodwill and other intangible assets	(12,105)	(12,182)	(12,273)	(12,363)	(12,454)
Tangible stockholders' equity	$552,187	$540,386	$555,475	$559,344	$551,824

Stockholders' equity to assets	10.13%	10.04%	10.35%	10.56%	10.64%
Tangible common equity to tangible assets	9.93%	9.84%	10.15%	10.35%	10.43%

Common shares outstanding	30,860,533	30,928,437	32,087,236	32,513,518	32,502,658
Tangible common equity per common share	$17.89	$17.47	$17.31	$17.20	$16.98